EXHIBIT 4(k)

                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                751 BROAD STREET
                            NEWARK, NEW JERSEY 07102


             GUARANTEED MINIMUM PAYMENTS BENEFIT SCHEDULE SUPPLEMENT


Annuity Number:  [XXXXXXX]

Effective Date of the Rider:  [February 15, 2006]

Roll-Up Rate:  [5]%

Date We Stop Increasing the Roll-Up Value: [The tenth anniversary of the Effective Date of the Rider]

Ratchet Value Measuring Dates: [Each of the first ten anniversaries of the Annuity's Issue Date after the Effective Date of the Rider]

Annual Income Percentage:  [5]%

Annual Withdrawal Percentage:  [7]%

Step-Up Waiting Period: [[3] years from the later of the date of the first withdrawal or the date of the most recent step-up]

Minimum Guarantee Payment: [$100]

Annuity Payment Table: The Annuity Payment Table below is used to compute the minimum annual amount of a life annuity payment with 5 payments certain per $1,000 applied. We used the Annuity 2000 Mortality Table, less two years, with projected mortality improvements (modified Scale G), and an interest rate of 3% per year in preparing the Annuity Payment Table.

      Age            Male          Female        Unisex           Age         Male          Female         Unisex
      50          $  45.16       $  42.52      $  43.06           75       $  82.13       $  74.48       $  76.00
      55             49.00          45.76         46.42           80          98.01          89.91          91.52
      60             54.01          50.01         50.82           85         117.86         110.78         112.20
      65             60.77          55.70         56.72           90         140.50         135.96         136.88
      70             69.95          63.49         64.78           95         163.30         160.31         160.93


The factors in the Annuity Payment Table are based on the Annuitant's Adjusted Age and sex. The Adjusted Age is the Annuitant's age last birthday prior to the date on which the first Annuity payment is due, adjusted as shown in the "Translation of Adjusted Age Table" below.

                        Translation of Adjusted Age Table

  Calendar Year in Which                                       Calendar Year in Which
  First Payment Is Due             Adjusted Age                First Payment Is Due          Adjusted Age
  Prior to 2010                    Actual Age                  2050 through 2059             Actual Age minus 5
  2010 through 2019                Actual Age minus 1          2060 through 2069             Actual Age minus 6
  2020 through 2029                Actual Age minus 2          2070 through 2079             Actual Age minus 7
  2030 through 2039                Actual Age minus 3          2080 through 2089             Actual Age minus 8
  2040 through 2049                Actual Age minus 4          2090 through 2099             Actual Age minus 9


Charge for the Rider:  [The daily equivalent of an annual rate of [0.60]%]